Exhibit 10(jj)

John Young

Employment Arrangement

On February 15, 2010, the Organization and Compensation Committee (O&C Committee) of the Board approved several changes to John Young’s compensation arrangement. Pursuant to Mr. Young’s amended employment arrangement, effective January 1, 2010, Mr. Young’s base salary was increased from $1,000,000 to $1,200,000, and Mr. Young was granted a new cash-based retention incentive award (Retention Award). Under the terms of the Retention Award, Mr. Young is entitled to receive on September 30, 2012, to the extent Mr. Young remains employed by EFH Corp. on such date (with customary exceptions for death, disability and leaving for “good reason” or termination without “cause”), an additional one-time, lump-sum cash payment equal to 100% of the aggregate Executive Annual Incentive Plan award received by (or otherwise payable to) Mr. Young for fiscal years 2009, 2010 and 2011.

In addition, pursuant to Mr. Young’s amended employment arrangement, EFH Corp. will (i) purchase, on behalf of Mr. Young a 10 year term life insurance policy in an insured amount equal to $10,000,000 and (ii) adopt a supplemental retirement plan for Mr. Young that vests on December 31, 2014 (with customary exceptions for death, disability and leaving for “good reason” or termination without “cause”) with a value of $3,000,000.

Pursuant to Mr. Young’s amended employment arrangement, Mr. Young received a grant of 3,000,000 new stock options under the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and Affiliates (Stock Option Plan) at a strike price of $3.50 per share. Half of Mr. Young’s new stock options are cliff-vested options that will vest 100% on September 30, 2014, and the other half are time-vested options that will vest 20% per year over a five-year period beginning September 30, 2009. In connection with the grant of these new stock options, Mr. Young surrendered to EFH Corp. 1,500,000 unvested performance-related stock options that were granted to Mr. Young when he joined EFH Corp.